CONSENT OF FINANCIAL ADVISOR

                              September 30, 1996

               We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of North Fork Bancorporation, Inc., included as Annex D to the Prospectus/Joint Proxy Statement forming a part of this Registration Statement on Form S-4 and to all references to our firm in such Prospectus/Joint Proxy Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 of the rules and regulations of the Securities and Exchange Commission thereunder.

                                     KEEFE, BRUYETTE & WOODS, INC.



                                        BY:     /s/ Frank S. Cicero
                                        Name:   Frank S. Cicero
                                        Title:  Vice President